December 30, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

We were previously the independent accountants for Centura Funds, Inc. On May 22, 1998, we reported on the financial statements of Centura
Funds, Inc. as of and for the year ended April
30, 1998 and on May 23, 1997 we reported on the financial statements of Centura Funds, Inc. as of and for the year ended April 30, 1997. On
October 26, 1998, we were dismissed as
independent accountants of Centura Funds, Inc.
We have read Centura Funds, Inc.'s statements included under item 77 K of Centura Funds, Inc.'s Form NSAR and we agree with such statements.

Very truly yours,

McGladrey & Pullen, LLP